Investor Contact:                        Press Contact:
Suzanne Park                            Eric Nash
Stamps.com Investor Relations                Stamps.com Public Relations
(310) 482-5830                        (310) 482-5942
invrel@stamps.com                        enash@stamps.com

STAMPS.COM REPORTS FOURTH QUARTER AND FISCAL 2020 RESULTS
Company Reaches Milestone of Over 1 Million Paid Customers Worldwide
El Segundo, CA – February 17, 2021 – Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software, today announced results for the quarter and fiscal year ended December 31, 2020.
Fourth Quarter 2020 Highlights
•Total revenue was $206.0 million, up 28% compared to $160.9 million in the fourth quarter of 2019.
•GAAP net income was $46.5 million, up 129% compared to $20.3 million in the fourth quarter of 2019.
•GAAP net income per fully diluted share was $2.36, up 108% compared to $1.13 in the fourth quarter of 2019.
•Non-GAAP adjusted EBITDA was $74.0 million, up 44% compared to $51.4 million in the fourth quarter of 2019.
•Non-GAAP adjusted income per fully diluted share was $4.13, up 95% compared to $2.12 in the fourth quarter of 2019.
•Total Paid Customers – that is, customers from whom we successfully collected service fees or otherwise earned revenue at least once during that quarter – for the fourth quarter was 1.02 million, up 266 thousand versus the fourth quarter of 2019.
”During the fourth quarter and throughout fiscal year 2020 we set new record financial and business metrics, demonstrating the strength and relevance of our best-in-class global multi-carrier e-commerce technology solutions. Our results are also a testament to the dedication and professionalism of our extraordinary global workforce who continue to drive innovation and operational excellence for our customers and our shareholders. Although 2020 was a very difficult year for many around the globe, we are grateful to be able to help our customers successfully compete in these challenging times,” said Ken McBride, Stamps.com’s Chairman and CEO.
Fourth Quarter 2020 Detailed Results
Fourth quarter 2020 total revenue was $206.0 million, up 28% compared to the fourth quarter of 2019. Fourth quarter 2020 Mailing and Shipping revenue (which includes service, product and insurance revenue but excludes Customized Postage) was $206.0 million, up 32% compared to the fourth quarter of 2019. Fourth quarter 2020 Customized Postage revenue was $0 million, down 100% compared to the fourth quarter of 2019 as the USPS terminated its customized postage program effective June 16, 2020.
Fourth quarter 2020 GAAP income from operations was $58.2 million, GAAP net income was $46.5 million, and GAAP net income per share was $2.36 based on 19.7 million fully diluted shares outstanding. This compares to fourth quarter 2019 GAAP income from operations of $32.2 million, GAAP net income of $20.3 million, and GAAP net income per share of $1.13 based on 17.9 million fully diluted shares outstanding. Fourth quarter 2020 GAAP income from operations, GAAP net income, and GAAP income per fully diluted share increased by 80%, 129%, and 108% year-over-year, respectively.
Fourth quarter 2020 GAAP income from operations included $9.4 million of non-cash stock-based compensation expense and $5.4 million of non-cash amortization of acquired intangibles. Fourth quarter 2020 GAAP net income included $95 thousand of non-cash amortization of debt issuance costs. Fourth quarter 2020 GAAP income tax expense was $11.4 million and non-GAAP income tax benefit was $8.6 million, resulting in a $20.0 million non-GAAP tax benefit adjustment. The non-GAAP tax expense adjustment primarily reflects the tax impact from reconciling the projected 2020 non-GAAP effective tax rates used in the prior three quarters of 2020 to the actual non-GAAP effective tax rate for fiscal year 2020. See the section later in this release entitled, “About Our Business Outlook and Non-GAAP Financial Measures” for more information on how non-GAAP taxes are calculated. Excluding the non-cash stock-based compensation expense and non-cash amortization of acquired intangibles, fourth quarter 2020 non-GAAP income from operations was $73.0 million. Also excluding non-cash amortization of debt issuance costs and including the non-GAAP tax benefit adjustment, fourth quarter 2020 non-GAAP adjusted income was $81.4 million or $4.13 per share based on 19.7 million fully diluted shares outstanding.
Fourth quarter 2019 GAAP income from operations included $12.5 million of non-cash stock-based compensation expense and $5.5 million of non-cash amortization of acquired intangibles. Fourth quarter 2019 GAAP net income included $93 thousand of non-cash amortization of debt issuance costs. Fourth quarter 2019 GAAP income tax expense was $11.2 million and non-GAAP income tax expense was $11.6 million, resulting in a $0.5 million non-GAAP tax expense adjustment. The non-GAAP tax expense adjustment primarily reflects the tax impact from reconciling the projected 2019 non-GAAP effective tax rates used in the prior three quarters of 2019 to the actual non-GAAP effective tax rate for fiscal year 2019. See the section later in this release entitled, “About Our Business Outlook and Non-GAAP Financial Measures” for more information on how non-GAAP taxes are calculated. Excluding the non-cash stock-based compensation expense and non-cash amortization of acquired intangibles, fourth quarter 2019 non-GAAP income from operations was $50.3 million. Also excluding non-cash amortization of debt issuance costs and including the non-GAAP tax expense adjustment, fourth quarter 2019 non-GAAP adjusted income was $38.0 million or $2.12 per share based on 17.9 million fully diluted shares outstanding.
Therefore, fourth quarter 2020 non-GAAP income from operations, non-GAAP adjusted income, and non-GAAP adjusted income per fully diluted share increased by 45%, 114%, and 95% year-over-year, respectively.
Non-GAAP income from operations, non-GAAP adjusted income, and non-GAAP adjusted income per share are described further in the “About Our Business Outlook and Non-GAAP Financial Measures” section of this press release and are reconciled to the corresponding GAAP measures in the following tables (unaudited):

Reconciliation of GAAP to Non-GAAP Financial Measures (Fourth Quarter 2020)

Fourth Quarter Fiscal 2020		Stock-Based	Intangible	Debt
All amounts in millions except	GAAP	Compensation	Amortization	Amortization	Income Tax	Non-GAAP
per share data:	Amounts	Expense	Expense	Expense	Adjustments	Amounts

Cost of Revenues	$46.72	$0.93	$—	$—	$—	$45.79
Research & Development	26.65	3.23	—	—	—	23.42
Sales & Marketing	46.11	2.35	—	—	—	43.76
General & Administrative	28.33	2.92	5.44	—	—	19.97
Total Expenses	147.81	9.43	5.44	—	—	132.94

Income (Loss) from Operations	58.17	(9.43)	(5.44)	—	—	73.04

Interest and Other Income (Loss)	(0.32)	—	—	(0.10)	—	(0.22)

Benefit (Expense) for Income Taxes	(11.38)	—	—	—	(19.96)	8.58

Adjusted Income (Loss)	46.47	(9.43)	(5.44)	(0.10)	(19.96)	81.40

On a diluted per share basis	$2.36	$(0.48)	$(0.28)	$ (0.00)	$(1.01)	$4.13

Shares used in per share calculation	19.71	19.71	19.71	19.71	19.71	19.71

Reconciliation of GAAP to Non-GAAP Financial Measures (Fourth Quarter 2019)

Fourth Quarter Fiscal 2019
All amounts in millions except		Stock-Based	Intangible	Debt
per share data:	GAAP	Compensation	Amortization	Amortization	Income Tax	Non-GAAP
	Amounts	Expense	Expense	Expense	Adjustments	Amounts

Cost of Revenues	$44.23	$1.03	$—	$—	$—	$43.21
Research & Development	21.32	2.85	—	—	—	18.46
Sales & Marketing	35.05	2.69	—	—	—	32.36
General & Administrative	28.06	5.91	5.54	—	—	16.61
Total Expenses	128.66	12.47	5.54	—	—	110.64

Income (Loss) from Operations	32.25	(12.47)	(5.54)	—	—	50.26

Interest and Other Income (Loss)	(0.75)	—	—	(0.09)	—	(0.66)

Benefit (Expense) for Income Taxes	(11.16)	—	—	—	0.45	(11.61)

Adjusted Income (Loss)	20.33	(12.47)	(5.54)	(0.09)	0.45	37.99

On a diluted per share basis	$1.13	$(0.70)	$(0.31)	$(0.01)	$0.03	$2.12

Shares used in per share calculation	17.92	17.92	17.92	17.92	17.92	17.92

Fourth Quarter GAAP Net Income and Non-GAAP Adjusted EBITDA
Fourth quarter 2020 GAAP net income was $46.5 million, up 129% compared to $20.3 million in the fourth quarter of 2019.

Fourth quarter 2020 non-GAAP adjusted EBITDA was $74.0 million, up 44% compared to $51.4 million in the fourth quarter of 2019.

Adjusted EBITDA is a non-GAAP financial measure which is described further in the “About Our Business Outlook and Non-GAAP Financial Measures” section of this press release and is reconciled to GAAP net income in the following table (unaudited):

Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA

	Three Months ended
All amounts in millions	December 31,
	2020	2019

GAAP Net Income (Loss)	$46.47	$20.33

Depreciation and Amortization Expense	$6.36	$6.72
Interest & Other Expense (Income), net	$0.32	$0.75
Income Tax Expense (Benefit), net	$11.38	$11.16

Stock-based Compensation Expense	$9.43	$12.47

Adjusted EBITDA	$73.96	$51.44

Fiscal Year 2020 Detailed Results
2020 total revenue was $758.0 million, up 33% compared to 2019. 2020 Mailing and Shipping revenue (which includes service, product and insurance revenue but excludes Customized Postage and Other revenue) was $746.1 million, up 34% versus 2019. 2020 Customized Postage revenue was $11.9 million, down 19% versus 2019.
2020 GAAP income from operations was $198.2 million, GAAP net income was $178.7 million, and GAAP net income per share was $9.37 based on 19.1 million fully diluted shares outstanding. This compares to 2019 GAAP income from operations of $93.6 million, GAAP net income of $59.2 million, and GAAP net income per share of $3.33 based on fully diluted shares outstanding of 17.8 million. 2020 GAAP income from operations, GAAP net income and GAAP income per fully diluted share increased by 112%, 202%, and 182% year-over-year, respectively.
2020 GAAP income from operations included $43.5 million of non-cash stock-based compensation expense and $21.9 million of non-cash amortization of acquired intangibles. 2020 GAAP net income also included $377 thousand of non-cash amortization of debt issuance cost. 2020 GAAP income tax expense was $18.0 million and non-GAAP income tax expense was $24.0 million resulting in a non-GAAP tax expense adjustment of $6.0 million. The non-GAAP tax expense adjustment primarily reflects the tax impact from higher non-GAAP income as compared to GAAP income at the effective tax rate for fiscal 2020. See the section later in this release entitled “About Our Business Outlook and Non-GAAP Financial Measures” for more information on how non-GAAP taxes are calculated. Excluding the non-cash stock-based compensation expense and non-cash amortization of acquired intangibles, 2020 non-GAAP income from operations was $263.6 million. Also excluding non-cash amortization of debt issuance and including the non-GAAP tax expense adjustment, 2020 non-GAAP adjusted income was $238.5 million or $12.51 per share based on 19.1 million fully diluted shares outstanding.
2019 GAAP income from operations included $42.9 million of non-cash stock-based compensation expense and $22.2 million of non-cash amortization of acquired intangibles. 2019 GAAP net income also included $374 thousand of non-cash amortization of debt issuance cost. 2019 GAAP income tax expense was $31.5 million and non-GAAP income tax expense was $54.3 million resulting in a non-GAAP tax expense adjustment of $22.8 million. The non-GAAP tax expense adjustment primarily reflects the tax impact from higher non-GAAP income as compared to GAAP income at the effective tax rate for fiscal 2019. See the section later in this release entitled “About Our Business Outlook and Non-GAAP Financial Measures” for more information on how non-GAAP taxes are calculated. Excluding the non-cash stock-based compensation expense and non-cash amortization of acquired intangibles, 2019 non-GAAP income from operations was $158.7 million. Also excluding non-cash amortization of debt issuance and including the non-GAAP tax expense adjustment, 2019 non-GAAP adjusted income was $102.0 million or $5.73 per share based on 17.8 million fully diluted shares outstanding.

Therefore, 2020 non-GAAP income from operations, non-GAAP adjusted income and non-GAAP adjusted income per fully diluted share increased by 66%, 134% and 118% year-over-year, respectively.
Non-GAAP income from operations, non-GAAP adjusted income and non-GAAP adjusted income per share are described further in the “About Our Business Outlook and Non-GAAP Financial Measures” section of this press release and are reconciled to the corresponding GAAP measures in the following tables (unaudited):
Reconciliation of GAAP to Non-GAAP Financial Measures (Fiscal Year 2020)

For the Year Ended December 31, 2020		Stock-Based	Intangible	Debt
All amounts in millions except	GAAP	Compensation	Amortization	Amortization	Income Tax	Non-GAAP
per share data:	Amounts	Expense	Expense	Expense	Adjustments	Amounts

Cost of Revenues	$178.82	$3.71	$—	$—	$—	$175.11
Research & Development	95.60	12.17	—	—	—	83.43
Sales & Marketing	166.74	9.48	—	—	—	157.26
General & Administrative	118.67	18.17	21.94	—	—	78.56
Total Expenses	559.83	43.53	21.94	—	—	494.36

Income (Loss) from Operations	198.15	(43.53)	(21.94)	—	—	263.62

Interest and Other Income (Loss)	(1.52)	—	—	(0.38)	—	(1.14)

Benefit (Expense) for Income Taxes	(17.97)	—	—	—	6.02	(23.99)

Adjusted Income (Loss)	178.66	(43.53)	(21.94)	(0.38)	6.02	238.49

On a diluted per share basis	$9.37	$(2.28)	$(1.15)	$(0.02)	$0.32	$12.51

Shares used in per share calculation	19.06	19.06	19.06	19.06	19.06	19.06

Reconciliation of GAAP to Non-GAAP Financial Measures (Fiscal Year 2019)

For the Year Ended December 31, 2019		Stock-Based	Intangible	Debt
All amounts in millions except	GAAP	Compensation	Amortization	Amortization	Income Tax	Non-GAAP
per share data:	Amounts	Expense	Expense	Expense	Adjustments	Amounts

Cost of Revenues	$155.22	$3.08	$—	$—	$—	$152.13
Research & Development	78.04	10.52	—	—	—	67.52
Sales & Marketing	134.23	9.72	—	—	—	124.51
General & Administrative	110.80	19.62	22.20	—	—	68.99
Total Expenses	478.29	42.94	22.20	—	—	413.15

Income (Loss) from Operations	93.56	(42.94)	(22.20)	—	—	158.70

Interest and Other Income (Loss)	(2.81)	—	—	(0.37)	—	(2.44)

Benefit (Expense) for Income Taxes	(31.52)	—	—	—	22.75	(54.27)

Adjusted Income (Loss)	59.23	(42.94)	(22.20)	(0.37)	22.75	101.98

On a diluted per share basis	$3.33	$(2.41)	$(1.25)	$(0.02)	$1.28	$5.73

Shares used in per share calculation	17.80	17.80	17.80	17.80	17.80	17.80

Fiscal Year 2020 GAAP Net Income and Non-GAAP Adjusted EBITDA
2020 GAAP net income was $178.7 million, up 202% compared to $59.2 million in 2019.
2020 non-GAAP adjusted EBITDA was $267.6 million, up 63% compared to $164.4 million in 2019.
Adjusted EBITDA is a non-GAAP financial measure which is described further in the “About Our Business Outlook and Non-GAAP Financial Measures” section of this release and is reconciled to GAAP net income in the following table (unaudited):
Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA

	Twelve Months ended
All amounts in millions	December 31,
	2020	2019

GAAP Net Income (Loss)	$178.66	$59.23

Depreciation and Amortization Expense	$25.96	$27.87
Interest & Other Expense (Income), net	$1.52	$2.81
Income Tax Expense (Benefit), net	$17.97	$31.52

Stock-based Compensation Expense	$43.53	$42.94

Adjusted EBITDA	$267.65	$164.38

Taxes
For the fourth quarter of 2020, the Company reported a GAAP income tax expense of $11.4 million representing an effective tax rate of 19.7%. For the fourth quarter of 2019, the Company reported a GAAP income tax expense of $11.2 million representing an effective tax rate of 35.4%.
For 2020, the Company reported a GAAP income tax expense of $18.0 million representing and effective tax rate of 9.1%. For 2019, the Company reported a GAAP income tax expense of $31.5 million representing an effective tax rate of 34.7%. The lower effective GAAP tax rate in 2020 was primarily related to higher employee stock option exercises in 2020, resulting in higher tax benefits compared to 2019, coupled with an increase in pre-tax book income. Neither the 2020 GAAP effective tax rate of 9.1% nor any other historical GAAP effective tax rate should be assumed to apply for 2021, as employee stock option exercises are inherently unpredictable and actual 2021 employee stock option exercises could differ materially from those in prior years, which could have a material impact on our 2021 effective tax rate as compared to such prior years.
Share Repurchase and Debt Repayment
During the fourth quarter of 2020, the Company repurchased approximately 96 thousand shares at a total cost of approximately $20.8 million. From August 11, 2020 through February 5, 2021, we have repurchased approximately $40.0 million under a $40 million total repurchase plan.
On February 11, 2021, our Board of Directors approved a new share repurchase plan which will commence on February 22, 2021 and which authorizes the Company to repurchase up to $60 million of stock over the six months following its effective date.
Summary of our Business Outlook
The strong increases in e-commerce-based consumption in response to the COVID-19 pandemic have contributed to meaningful financial benefits to the Company in 2020. Despite those financial benefits,

there is substantial uncertainty in 2021 from the myriad of macroeconomic factors associated with the ongoing pandemic, and the resulting effect on global e-commerce. As such, for 2021 we are not at this time providing specific guidance on revenue, GAAP net income, GAAP net income per fully diluted share, effective tax rate, non-GAAP adjusted income, non-GAAP adjusted EBITDA or non-GAAP adjusted income per fully diluted share.
The aforementioned uncertainties surrounding 2021, while making specific guidance with meaningful ranges of potential outcomes difficult, do not impact our operating strategies. As such, we plan to continue to invest in our global technology platforms and would expect our operating expenses in 2021 to increase as much as 20% or more, reflecting annualization of investments made during 2020 as well as additional investments expected in 2021.
Company Metrics and Conference Call
2020 Company metrics, updated to include the fourth quarter, is available at https://investor.stamps.com (in the subsection “Investor Metrics” under the dropdown menu “Financial Info”). These metrics are not incorporated into this press release.
The Stamps.com financial results conference call will be webcast today at 5:00 p.m. Eastern Time and may be accessed at https://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the webcast, a replay of the call will be available at the same website.
About Our Subsidiaries, Products and Brands
Stamps.com (Nasdaq: STMP) is the leading provider of postage online and shipping software solutions to customers, including consumers, small businesses, e-commerce shippers, enterprises, and high volume shippers. Stamps.com offers solutions that help businesses run their shipping operations more smoothly and function more successfully under the brand names Stamps.com, Endicia, ShipStation, ShipWorks, ShippingEasy, ShipEngine and Metapack. Stamps.com’s family of brands provides seamless access to mailing and shipping services through integrations with more than 500 unique partner applications.
Endicia is a leading brand for high volume shipping technologies and services for U.S. Postal Service shipping. Under this brand we offer solutions that help businesses run their shipping operations more smoothly and function more successfully. Our Endicia branded solutions also provide seamless access to USPS shipping services through integrations with partner applications.
ShipStation is a leading web-based shipping solution that helps e-commerce retailers import, organize, process, package, and ship their orders quickly and easily from any web browser. ShipStation features the most integrations of any e-commerce web-based solution with more than 350 shopping carts, marketplaces, package carriers, and fulfillment services. Integration partners include eBay, PayPal, Amazon, Etsy, Square, Shopify, BigCommerce, Volusion, Magento, Squarespace, and carriers such as USPS, UPS, FedEx and DHL. ShipStation has sophisticated automation features such as automated order importing, custom hierarchical rules, product profiles, and fulfillment solutions that enable its customers to complete their orders, wherever they sell, and however they ship.
ShipWorks is a leading brand for client-based shipping solutions that help high volume shippers import, organize, process, fulfill, and ship their orders quickly and easily from any standard PC. With integrations to more than 100 shopping carts, marketplaces, package carriers, and fulfillment services, ShipWorks has the most integrations of any high-volume client shipping solution. Package carriers include USPS, UPS, FedEx, DHL, OnTrac and many more. Marketplace and shopping cart integrations include eBay, PayPal, Amazon, Etsy, Shopify, BigCommerce, Volusion, ChannelAdvisor, Magento, and many more. ShipWorks has sophisticated automation features such as a custom rules engine, automated order importing, automatic product profile detection, and fulfillment automation, which enable high volume shippers to complete their orders quickly and efficiently.
ShippingEasy provides a single platform for e-commerce merchants to automate order imports and shipping, manage inventory, and increase sales through customer email marketing and online reviews.

Powerful integrations with leading online channels such as Amazon, eBay, Etsy, Walmart, Shopify, Magento, WooCommerce and many others allow merchants to manage orders from everywhere they sell all in one place. The inclusion of email marketing and inventory management solutions plus award-winning support from real humans via phone, email, and chat lets online merchants streamline their businesses and increase orders through a single integrated platform that provides more than best-in-class shipping solutions.
ShipEngine offers a multi-carrier shipping platform for e-commerce stores, logistics and warehouse providers, systems integrators, e-commerce application integrators, and new application developers. ShipEngine APIs enable developers to build custom workflows within their own platforms and streamline the e-commerce fulfillment process with real-time label generation, rate quoting, parcel tracking, and address validation. ShipEngine supports more than 30 different carriers and includes integrations with leading e-commerce service providers, shopping carts, and marketplaces.
Metapack helps e-commerce and delivery professionals to meet with the consumer’s growing expectations of delivery, while maintaining and optimizing operational efficiency. Metapack’s SaaS solution offers a wide range of personalized delivery services, from global order tracking to simplified return procedures, through a catalog of more than 300 carriers and 4,500 services available that span every country in the world.
About our Business Outlook and Non-GAAP Financial Measures
The business outlook contained within this press release does not include the impact from potential future acquisitions, including acquisition costs or related financings, or unanticipated events. This business outlook also does not include the impact of foreign currency fluctuations, or other geopolitical events, such as trade negotiations or Brexit. This business outlook and the related assumptions are forward-looking statements subject to the safe harbor statement contained at the end of this press release, and reflect our views of current and future market conditions as of the date of this press release. Only a few of our assumptions underlying our outlook are disclosed herein, and our actual results will be affected by known and unknown risks, trends, uncertainties and other factors, many of which are beyond our control or ability to predict. Although we believe that the assumptions underlying our outlook are reasonable, they are not guarantees of future performance and some of them will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences could be material, as a result of, among other things, the factors described under “Forward-Looking Statements,” below. We do not undertake any obligation to release publicly any revisions to our business outlook or other forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
To supplement the Company’s condensed consolidated balance sheets and consolidated statements of income presented in accordance with GAAP, the Company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP adjusted income, non-GAAP adjusted income per fully diluted share and adjusted EBITDA.
Non-GAAP financial measures are provided to enhance investors’ overall understanding of the Company’s financial performance and prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes the non-GAAP measures, which: (1) exclude certain non-cash items including stock-based compensation expense, amortization of acquired intangibles, amortization of debt issuance costs, and contingent consideration charges; (2) exclude certain expenses and gains such as acquisition related expenses, litigation settlement expenses, executive consulting expenses, and insurance proceeds; and (3) include income tax adjustments, provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be reflective of our underlying operating performance.
Non-GAAP adjusted income is calculated as GAAP net income plus the cumulative impact of the adjustments outlined in the paragraph immediately above.

Non-GAAP adjusted income per fully diluted share is calculated as non-GAAP adjusted income divided by fully diluted shares.
Non-GAAP income tax expense for the first, second and third quarters of our fiscal year are calculated by multiplying the projected annual effective tax rate in that quarter by the non-GAAP adjusted income before taxes for the quarter. Among other things, the projected annual effective tax rate does not reflect potential future employee option exercises in the remaining quarters of the fiscal year due to the inherent difficulty in forecasting employee option exercises. The projected annual effective tax rate also considers other factors including the Company’s tax structure and its tax positions in various jurisdictions where the Company operates. The actual annual effective tax rate realized for the fiscal year could differ materially from our projected annual effective tax rate used in the first, second and third quarters.
Non-GAAP income tax expense for the fourth quarter of the fiscal year is calculated by multiplying the actual effective tax rate for the fiscal year by the non-GAAP adjusted income before taxes for the fiscal year and subtracting the non-GAAP income tax expense or benefit reported in the first, second and third quarters. As a result, the fourth quarter reflects the tax impact of reconciling the first, second and third quarter projected annual effective rates to the actual effective tax rate for the fiscal year.
Adjusted EBITDA as calculated in this press release represents earnings before interest and other expense, net, interest and other income, net, income tax expense or benefit, depreciation and amortization and excludes certain items, such as stock-based compensation expense.
The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. These non-GAAP financial measures may differ from similarly titled measures used by other companies. Reconciliation of non-GAAP financial measures included in this press release to the corresponding GAAP measures can be found in the financial tables of this press release.
The Company believes that non-GAAP financial measures, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of operating results against prior periods and allow for greater transparency of operating results. Management uses non-GAAP financial measures in making financial, operating, compensation and planning decisions. The Company believes non-GAAP financial measures facilitate management and investors in comparing the Company’s financial performance to that of prior periods as well as in performing trend analysis over time.
Share Repurchase Timing
The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on factors including market conditions and the Company’s compliance with the covenants in its Amended and Restated Credit Agreement. Share repurchases may be made from time to time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that are not historical facts, and may relate to future events or the Company’s anticipated results, business strategies or capital requirements, among other things, all of which involve risks and uncertainties. You can identify many (but not all) such forward-looking statements by looking for words such as “assumes,” “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “projects,” “seeks,” “intends,” “plans,” “could,” “would,” “may” or other similar expressions, and include statements that refer to future responses to and effects of the COVID-19 pandemic. Important factors which could cause actual results to differ materially from those in the forward-looking statements, include (i) the significant and unprecedented uncertainty regarding the business and economic impact of the ongoing COVID-19 pandemic (as well as the impact of efforts of governments, businesses and individuals to mitigate the effects of such pandemic) on the Company, its customers, its carrier and integration partners and the global economy, which makes it particularly difficult to predict the nature and extent of impacts on demand for our products and services, making our business outlook subject to considerable uncertainty, (ii) the Company’s ability to monetize its customers’ transactions with carriers, including uncertainties regarding the duration, renegotiation and ultimate impact of existing and potential future arrangements with carriers and partners and our success in implementing our strategy over the long term, (iii) the Company's ability to successfully integrate and realize the benefits of its past or future strategic acquisitions or investments, (iv) the Company’s ability to diversify its relationships with carriers, (v) the impact of foreign exchange fluctuations and geopolitical risks, and (vi) other important factors that are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q (particularly the “Risk Factors” sections of those reports), and Current Reports on Form 8-K. Matters described in forward-looking statements may also be affected by other known and unknown risks, trends, uncertainties and factors, many of which are beyond the Company’s ability to control or predict. Copies of these filings may be obtained by visiting our investors relations website at www.stamps.com or the SEC’s website at www.sec.gov. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Trademarks

Stamps.com, the Stamps.com logo, Endicia, Metapack, PhotoStamps, ShipEngine, ShippingEasy, ShipStation and ShipWorks are registered trademarks of Stamps.com Inc. and its subsidiaries. All other brands and names used in this release are the property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data: unaudited)

	Three Months ended December 31,		Twelve Months ended December 31,
	2020	2019	2020	2019
Revenues:
Service	$195,639	$147,549	$705,544	$523,528
Product	5,678	5,188	24,277	20,494
Insurance	4,670	3,231	16,268	13,102
Customized postage*	—	4,934	11,891	14,726
Total revenues	205,987	160,902	757,980	571,850
Cost of revenues:
Service	45,041	38,989	161,031	137,716
Product	1,682	1,525	7,785	6,349
Customized postage*	—	3,720	10,000	11,151
Total cost of revenues	46,723	44,234	178,816	155,216
Gross profit	159,264	116,668	579,164	416,634
Operating expenses:
Sales and marketing	46,106	35,045	166,742	134,226
Research and development	26,654	21,316	95,600	78,041
General and administrative	28,331	28,061	118,670	110,804
Total operating expenses	101,091	84,422	381,012	323,071
Income from operations	58,173	32,246	198,152	93,563

Foreign currency exchange gain (loss), net	(232)	(221)	(470)	(506)
Interest expense	(95)	(565)	(1,114)	(2,513)
Interest income and other income (loss), net	9	35	68	205
Income before income taxes	57,855	31,495	196,636	90,749
Income tax (benefit) expense	11,381	11,161	17,971	31,520
Net income	$46,474	$20,334	$178,665	$59,229
Net income per share:
Basic	$2.54	$1.19	$10.15	$3.43
Diluted	$2.36	$1.13	$9.37	$3.33
Weighted average shares outstanding:
Basic	18,267	17,064	17,600	17,260
Diluted	19,706	17,923	19,059	17,795

*The customized postage program was eliminated by the United States Postal Service effective June 16, 2020. As a result, the Company does not expect material customized postage revenue or cost of revenue after June 2020.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 31,	December 31,
	2020	2019

ASSETS
Cash and cash equivalents	$443,552	$156,307
Accounts receivable, net	63,308	74,898
Current income taxes	8,035	300
Prepaid expenses and other current assets	103,799	43,178
Property and equipment, net	32,887	32,983
Goodwill and intangible assets, net	514,007	529,603
Deferred income taxes, net	26,378	27,056
Other assets	105,333	38,171
Total assets	$1,297,299	$902,496

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and other liabilities	$307,823	$167,213
Debt, net of debt issuance costs	—	50,188
Deferred income taxes, net	7,524	11,455
Deferred revenue	7,833	8,015
Total liabilities	323,180	236,871

Stockholders' equity:
Common stock	57	56
Additional paid-in capital	1,276,484	1,098,426
Treasury stock	(648,132)	(593,511)
Retained earnings	329,606	150,941
Accumulated other comprehensive income (loss)	16,104	9,713
Total stockholders' equity	974,119	665,625
Total liabilities and stockholders' equity	$1,297,299	$902,496